Exhibit 99.(h)(7)(a)

AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT

THIS AMENDMENT (“Amendment”) to the Fund Participation Agreement dated October 19, 2017 (the “Agreement”) is made as of this 18th day of January, 2018 by and among COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY, a Massachusetts corporation (the “Company”), acting herein for and on behalf of the Company and on behalf of each separate account set forth on Schedule A of the Agreement, as may be amended from time to time (the “Separate Accounts”); FORETHOUGHT VARIABLE INSURANCE TRUST (the “Trust”), acting herein for itself and on behalf of each series set forth on Schedule B of the Agreement, as may be amended from time to time (the “Series”); NORTHERN LIGHTS DISTRIBUTORS, LLC, a Nebraska limited liability company and FVIT’s principal underwriter (“Northern Lights”); GLOBAL ATLANTIC DISTRIBUTORS, LLC, a Delaware limited liability company and FVIT’s principal underwriter, effective January 1, 2019 (“GAD”); and GLOBAL ATLANTIC INVESTMENT ADVISORS, LLC (the “Adviser”)(collectively, the “Parties”).

WHEREAS, the Company, the Trust, Northern Lights, and the Advisor are parties to the Agreement;

WHEREAS, effective January 1, 2019, GAD will replace Northern Lights as FVIT’s principal underwriter; and

WHEREAS, the Parties mutually desire to amend the Agreement to replace Northern Lights as a party to the Agreement with GAD;

NOW, THEREFORE, in consideration of the mutual promises herein, the Parties hereby agree to amend the Agreement as follows, effective January 1, 2019:

1.              To remove Northern Lights as a party to the Agreement;

2.             To delete all references to Northern Lights in the Agreement and replace them with GAD; and

3.             To update the contact information in Article X for the FVIT Distributor as follows:

Global Atlantic Distributors, LLC

One Financial Plaza

755 Main Street, 24th Floor

Hartford, CT 06103

Attn: Legal Counsel

4.             The Parties agree that this Amendment is not an assignment of the rights of Northern Lights to GAD. For the avoidance of doubt, the provisions of Article 7 shaII survive termination of Northern Lights as a Party to the Agreement.

5.            This Amendment may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

Unless otherwise indicated, capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement.

Except as specifically modified by this Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Amendment as of the date and year first written above.

COMMONWEALTH ANNUITY & LIFE INSURANCE
COMPANY, on its behalf and on behalf of the
separate accounts set forth on Schedule A of the
Agreement, as maybe amended from time to time

By:	/s/ Robert Arena Jr.
Name: Robert Arena Jr.
Title: President

FORETHOUGHT VARIABLE INSURANCE TRUST

On its behalf and on behalf of the series set forth on Schedule B of the Agreement, as may be amended from time to time

By:	/s/ Robert Arena Jr.
Name: Robert Arena JR.
Title: President

GLOBAL ATLANTIC ADVISORS, LLC

By:	/s/ Eric Todd
Name: Eric Todd
Title: President

NORTHERN LIGHTS DISTRIBUTORS, LLC

By:	/s/ William Strait
Name: William Strait
Title: President

GLOBAL ATLANTIC DISTRIBUTORS, LLC

By:	/s/ Robert Arena, Jr.
Name: Robert Arena Jr.
Title: President